   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 2, 1997
                        REGISTRATION NO. 333-_________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           _________________________

                                   FORM  S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           _________________________

                           TRANSCEND SERVICES, INC.
            (Exact name of Registrant as specified in its charter)

           DELAWARE                                              33-0378756
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                           3353 PEACHTREE ROAD, N.E.
                                  SUITE 1000
                            ATLANTA, GEORGIA 30326
                                (404) 364-8000
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                LARRY G. GERDES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           3353 PEACHTREE ROAD, N.E.
                                  SUITE 1000
                            ATLANTA, GEORGIA 30326
                                (404) 364-8000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:

                            HELEN T. FERRARO, ESQ.
                        SMITH, GAMBRELL & RUSSELL, LLP
                     3343 PEACHTREE ROAD, N.E.,SUITE 1800
                            ATLANTA, GEORGIA 30326
                                (404) 264-2620

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

=========================================================================================================
                                                PROPOSED
TITLE OF EACH CLASS OF                          MAXIMUM              PROPOSED MAXIMUM        AMOUNT OF
  SECURITIES TO BE         AMOUNT TO BE     OFFERING PRICE PER           AGGREGATE          REGISTRATION
     REGISTERED            REGISTERED(1)         SHARE(2)            OFFERING PRICE(2)          FEE
---------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share........... 1,557,346            $5.19                  $8,082,626            $2,450
=========================================================================================================

(1) The shares of Common Stock being registered hereby are for the account of certain shareholders of the Company. No other shares of Common Stock are being registered pursuant to this offering.
(2) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.

                          __________________________

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

PROSPECTUS
                                1,557,346 SHARES


                            TRANSCEND SERVICES, INC.

                                  COMMON STOCK


    The 1,557,346 shares of Common Stock (the "Common Stock") of Transcend Services, Inc. (the "Company") offered hereby are being sold by certain holders of the Common Stock of the Company named herein under "Selling Shareholders." Unless the context otherwise requires, the holders of the Common Stock selling shares hereunder are hereinafter collectively referred to as the "Selling Shareholders." The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders. See "Selling Shareholders," "Plan of Distribution" and "Use of Proceeds."

THE COMPANY HAS FILED THIS REGISTRATION STATEMENT IN ORDER TO FULFILL ITS CONTRACTUAL OBLIGATIONS UNDER THE TERMS AND CONDITIONS OF DEMAND REGISTRATION RIGHTS PROVIDED TO THE FORMER OWNERS OF TWO SMALL MEDICAL TRANSCRIPTION COMPANIES ACQUIRED BY THE COMPANY IN JUNE 1996, IN STOCK FOR STOCK POOLING TRANSACTIONS. AS PART OF THIS DEMAND REGISTRATION, A SMALL NUMBER OF SHAREHOLDERS WHO PREVIOUSLY HAD BEEN GRANTED FULL PIGGYBACK REGISTRATION RIGHTS (AS PART OF PREVIOUS TRANSACTIONS WITH THE COMPANY) HAVE ELECTED TO HAVE THEIR OTHERWISE RESTRICTED SHARES REGISTERED. AS OF DECEMBER 20, 1996, THE COMPANY HAD INQUIRED OF EACH SELLING SHAREHOLDER WHETHER SUCH SHAREHOLDER HAD THE PRESENT INTENTION TO SELL THE SHARES BEING OFFERED HEREUNDER. AS OF DECEMBER 20, 1996, EACH SELLING SHAREHOLDER INDICATED NO PRESENT INTENTION TO SELL THE SHARES BEING OFFERED HEREUNDER.

    The Common Stock of the Company is listed on The Nasdaq Stock Market's National Market under the symbol "TRCR." On December 31, 1996, the last sale price of the Common Stock as reported on the Nasdaq National Market was $5.25 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==========================================================================================
                                 OFFERING     UNDERWRITING      PROCEEDS TO      PROCEEDS
                                 PRICE TO    DISCOUNTS AND        SELLING           TO
                                  PUBLIC       COMMISSIONS      SHAREHOLDERS      COMPANY
------------------------------------------------------------------------------------------
    Per Share..............       See Text      See Text          See Text        See Text
    Total..................        Below         Below             Below           Below
==========================================================================================

    The Selling Shareholders have advised the Company that they may elect to offer for sale and to sell the Common Stock from time to time in one or more transactions through brokers in the over-the-counter market, in private transactions, or otherwise, in each case at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon price fluctuations and the manner of sale. The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, brokerage commissions or similar fees in amounts which may vary from transaction to transaction. Except for the payment of such brokerage commissions and charges and the legal fees, if any, of the Selling Shareholders, the Company will bear all expenses in connection with registering the shares offered hereby, which expenses are estimated to total approximately $23,450. See "Plan of Distribution."

    This Prospectus also relates to such additional shares as may be issued to the Selling Shareholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments.

                                ________________
                The date of this Prospectus is January 2, 1997

                              AVAILABLE INFORMATION

      The Company is subject to certain informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site, containing such reports, proxy and information statements and other information regarding the Company, at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

      The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this Prospectus by reference:

      1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;
      2. The Company's Amendment No. 1 on Form 10-K/A dated August 7, 1996 to its Annual Report on Form 10-K for the fiscal year ended December 31, 1995;
      3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;
      4. The Company's Amendment No. 1 on Form 10-Q/A dated August 7, 1996 to its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;
      5. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;
      6. The Company's Amendment No. 1 on Form 10-Q/A dated August 16, 1996 to its Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;
      7. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;
      8.  The Company's Current Report on Form 8-K dated May 2, 1995;
      9. The Company's Amendment No. 1 on Form 8-K/A dated June 30, 1995 to its Current Report on Form 8-K dated May 2, 1995;
      10. The Company's Amendment No. 2 on Form 8-K/A dated May 30, 1996 to its Current Report on Form 8-K dated May 2, 1995; and
      11. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A as filed with the Commission on January 8, 1990.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to the Secretary of Transcend Services, Inc. at the Company's principal offices located at 3353 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30326, telephone number (404) 364-8000.

                                  THE COMPANY

      The Company was incorporated in California in 1976 and was reorganized as a Delaware corporation in 1988. On January 10, 1995, the Company, formerly known as "TriCare, Inc.," acquired Transcend Services, Inc., then a Georgia corporation, by the merger of Transcend Services, Inc. into First Western Health Corporation ("First Western"), a subsidiary of the Company (the "Merger").
Prior to the Merger, Transcend Services, Inc., which was originally organized in 1984, provided consulting services for medical records management, quality and utilization management, records coding and records management software. In 1992, the former Transcend Services, Inc. developed, tested and marketed new lines of business intended to capitalize on the increasing need for the outsourcing of medical records, and by the end of 1992 had entered into its first long-term agreement for the management of a hospital's medical records department. On May 31, 1995, Transcend Services, Inc. and Veritas Healthcare Management ("Veritas"), another subsidiary of the Company, merged into the Company, whose name was then changed to "Transcend Services, Inc." Inasmuch as the Merger was treated for financial accounting purposes as the acquisition of TriCare, Inc. by Transcend Services, Inc., following the merger, the historical financial statements of the former Transcend Services, Inc. have become the financial statements of the Company and include the businesses of both companies after the effective date of the Merger. The Company has one wholly-owned subsidiary, Sullivan Health and Rehabilitation Services, Inc. ("Sullivan").
When used in this Prospectus, the term "Company" or "Transcend" shall mean Transcend Services, Inc. and Sullivan unless otherwise stated in this Prospectus or unless the context otherwise requires.

      The Company's executive offices are located at 3353 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30326. Its telephone number is (404) 364-8000.

                                  RISK FACTORS

      IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SUGGESTED IN THE FORWARD-LOOKING STATEMENTS, INCLUDING, WITHOUT LIMITATION, THE EFFECT OF ECONOMIC CONDITIONS, INTEREST RATES, PRODUCT DEMAND, COMPETITIVE PRODUCTS AND OTHER RISKS DETAILED HEREIN AND IN THE COMPANY'S OTHER FILINGS WITH THE COMMISSION. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

OPERATING LOSSES

      Although the Company has experienced revenue growth on an annual basis since the fiscal year ended December 31, 1992, the Company has not operated profitably during its last five fiscal years, and for the quarter ended September 30, 1996, it continued to experience losses. At September 30, 1996, the Company had an accumulated deficit of $13,365,000. In addition, the costs incurred by the Company early in the terms of its outsourcing contracts exceed the revenues received by the Company under such contracts and therefore, to achieve profitability, the Company must develop operating efficiencies. There can be no assurance that the Company will be able to attain the required operating efficiencies necessary to achieve profitability.

NEGATIVE CASH FLOWS

      For the twelve months ended December 31, 1995, the Company had negative cash flows from operations of $4,133,000, which included a payment of approximately $500,000 of aged payables immediately following a merger of the Company which occurred in January 1995 and $450,000 in merger costs. See "The Company." There were also cash outlays for acquisitions totaling $1,232,000 and capital expenditures of $1,221,000. Negative cash flows from continuing operations was $2,534,000 and negative cash flow from discontinued operations was $844,000 for the nine month period ending September 30, 1996, which additionally included cash outlays of $1,110,000 for capital expenditures. There can be no assurance that the Company will achieve positive cash flow.

MANAGEMENT OF GROWTH

      The Company's business strategy includes an intention to grow through acquisitions and strategic alliances with other companies. Such a strategy involves significant risks. The process of integrating acquired businesses into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management's attention. There can be no assurance that the Company will be able to expand its market presence in its current locations or successfully enter other markets through acquisitions or that any such expansion will be profitable. If the Company's management is unable to manage growth effectively, the Company's business, results of operations and financial condition could be materially and adversely affected.

MARKET ACCEPTANCE OF OUTSOURCING STRATEGY

      The success of the Company will require acceptance by hospitals and other healthcare providers of the concept of outsourcing their information management departments. Such acceptance will depend on the ability of the Company to alleviate outsourcing concerns of hospital management, including loss of control, information quality and integrity concerns and a bias against outsourcing due to previous poor experiences. There can be no assurance that the Company will be successful in alleviating these concerns and in marketing its services. Failure of the Company to achieve market acceptance of its services could have a material adverse effect on the Company's business, financial condition and results of operations.

NATURE OF CONTRACTS

      The Company derives a substantial portion of its revenues from 20 outsourcing contracts which have remaining terms ranging from one to five years. Revenues from the Company's outsourcing contracts amounted to 55.3% of total 1995 revenues and 52.8% of total revenues for the quarter ended September 30, 1996. At the end of each contract's duration, the Company must renegotiate a new contract. Should the Company fail to retain an existing customer or fail to adequately expand its base of contracts, the Company's future revenues could be at substantial risk. There can be no assurance that the Company will be able to renegotiate or renew its existing outsourcing contracts. With the exception of one contract, the Company's existing outsourcing contracts are on a fixed installment fee basis. In the early term of such a contract, the Company's expenses in providing services frequently exceed the revenues received. For such contracts to become profitable, the Company must be able to lower operating expenses by achieving operating efficiencies and economies of scale. There can be no assurance that the Company will be able to lower operating expenses sufficiently to achieve profitability.

      The Company is considering an alternative volume-based pricing structure for pricing its contract management contracts based upon a hospital customer's activity levels such as the weighted average number of annual patient discharges or a "per member per month" capitated pricing option. Because these pricing methods do not provide a fixed amount of contract revenues, they introduce an additional element of risk to the Company. The Company is also considering pricing its contract management contracts, where possible, to provide for more contingency sharing of either (i) the one-time cash flow savings that the Company generates for its contract management customers through a reduction in gross days receivables outstanding by processing bills being delayed in the medical records department and/or (ii) increased revenues realized by hospital customers as a result of the Company's favorable impact (through enhanced coder and physician training) on the hospital's Case Mix Index (a measurement of the hospital's severity/acuity level for DRG reimbursements under Medicare). Of its 20 contracts as of December 20, 1996, only 1 contract was priced under a contingency sharing arrangement and there can be no guarantee that the Company
will be successful in pricing of its future contracts in this manner.   There
can be no assurance that these pricing alternatives will be successful or that they will generate sufficient revenues to operate profitably.

COMPETITION

      The outsourcing or contract management of health information services departments is still a relatively new concept in the hospital industry. Management believes that the Company's greatest competition comes from existing, internal medical records departments. To the Company's knowledge, there is currently only one regional firm and one national firm engaged in the same business. The Company expects that as the concept of outsourcing becomes more widely accepted, it will encounter further competition from some or all of the following sources: other traditional healthcare information management consultants; coding consultants; multi-specialty healthcare services businesses which currently provide contract management to clinical, housekeeping, dietary or other non-medical services departments of hospitals; management information services providers, particularly developers and vendors of management software; and other parties in contract management businesses (for example, business or financial management services) desiring to enter the healthcare field. The Company expects that competitive factors will include reputation for expertise in health information management, size and scope of referenceable accounts, prior experience in outsourcing and pricing. Some of its potential competitors are larger, better known and better capitalized than the Company, and such factors could affect the Company's ability to withstand such competition over the long term. There are also companies that operate in other areas of the health information management spectrum, including admissions and the business office. As the Company expands its scope of business into these other areas of health information management, the Company will confront other, sometimes more established competitors.

      The Company also experiences significant competition with respect to its transcription, consulting and case management businesses from a variety of sources, including, in each case, both local and national businesses. The markets both for medical transcription services and for medical records coding and consultation services are highly fragmented, and no competitor or identifiable group of competitors could be said to be dominant.

LITIGATION

      On September 17, 1993, the Company and its healthcare subsidiaries and the physician-owned medical groups which had contracts with the healthcare subsidiaries initiated a lawsuit against 22 insurance carriers seeking $115 million in compensatory damages plus punitive damages. The claims arise out of the Company's former business, which prior to the merger with Transcend Services, Inc., included the business of providing medical/legal evaluations and medical treatment services (in association with managed medical groups) in the workers' compensation industry in California. See "The Company." In connection with this lawsuit, seven of the insurance carriers have filed cross complaints seeking restitution for funds previously paid by the defendants, disgorgement of profits and punitive damages, based primarily upon allegations of illegal corporate practice of medicine, illegal referral arrangements and related improper conduct. The costs associated with the claims asserted against the insurance companies and the defense of the cross complaints cannot be ascertained with any certainty, but are expected to be substantial. There can be no assurance as to the outcome of this litigation, including potential recovery, if any, of the Company's claims or damages, if any. The cross complaints expose the Company to risk of liability which, if the Company is unsuccessful in the defense of such cross complaints, could have a materially adverse impact on the Company's results of operations for a particular period.

The Company believes that the cross complaints against the Company are without merit and that the final resolution of the cross complaints will not have a material adverse effect on the Company's financial condition, results of operations or liquidity; however, there can be no assurance that the Company will be successful in the defense of such cross complaints.

HEALTHCARE INDUSTRY AND UNCERTAINTY OF REFORM

      The healthcare industry is subject to changing political, economic and regulatory influences that may affect the outsourcing practices and other operational aspects of hospitals in the Company's target market. The levels of revenues and profitability of the Company may be affected by the continuing efforts of government and third party payors to contain or reduce the costs of healthcare through various means. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to control healthcare costs. Substantial restructuring of the nation's healthcare system could have an adverse impact on the Company's outsourcing services, although the impact of such changes cannot be predicted with any certainty. During the past several years, the healthcare industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates and certain capital expenditures, and future proposals may increase governmental involvement in healthcare, lower reimbursement rates, and otherwise change the operating environment for the Company's healthcare provider customers. Cost containment measures instituted by healthcare providers could have an adverse effect on the Company's business if the Company is forced to reduce the fees it charges for its services. In addition, the healthcare industry is currently undergoing significant consolidation, resulting in a smaller number of larger healthcare providers. The changing industry profile produced by this consolidation could have an adverse impact on the Company's margins and profitability due to increased competition, and could cause the Company to lose existing customers. In July 1996, the Company lost one of its outsourcing contracts principally due to the merger of its customer with another hospital.

DEPENDENCE ON KEY PERSONNEL

      The success of the Company has been largely dependent on the skills, experience and efforts of its senior management and especially its President and Chief Executive Officer, Larry G. Gerdes, its Chief Financial Officer, David W. Murphy, its Executive Vice-President, Outsourcing Services, G. Scott Dillon and, more recently, its Executive Vice-President, Services Group, Todd S. Mann. The Company does not have an employment agreement with any of the foregoing persons. The loss of the services of Messrs. Gerdes, Murphy, Dillon or Mann or other members of the Company's senior management could have a material adverse effect on the Company's business and prospects. The Company believes that its future success will also depend in part upon its ability to attract, retain and motivate qualified personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of key personnel, or inability to hire or retain qualified personnel, could have an adverse effect on the Company's business, financial condition and results of operations. The Company does not carry any "key-man" insurance on the life of any officer of the Company.

ANTI-TAKEOVER PROVISIONS

      The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 21,000,000 shares of Preferred Stock, issuable in series, the relative rights and preferences of which may be designated by the Board of Directors. The issuance of Preferred Stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the shareholders of the Company. No shares of Preferred Stock have been issued, and the Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock."

NO DIVIDENDS

      The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to retain earnings to finance the development and expansion of its business. Pursuant to the terms of certain financing agreements, the Company is restricted from paying dividends to its shareholders.

POSSIBLE VOLATILITY OF STOCK PRICE

      The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Common Stock will not decline below the public offering price herein. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded and may adversely affect the market price of the Common Stock.


                                USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of shares of the Common Stock by the Selling Shareholders. See "Selling Shareholders" for a list of those persons who will receive the proceeds from such sales. Certain of the shares of the Common Stock to be sold by the Selling Shareholders represent Common Stock underlying warrants to purchase common stock and the Company's 8% Convertible Subordinated Debentures (the "Debentures"). Although the Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders, the Company will receive proceeds upon the exercise of such warrants in an amount equal to the product of the number of warrants exercised multiplied by their exercise price. In addition, for every 286 shares of Common Stock issued upon conversion of the Debentures, the Company will benefit in an amount equal to a $1,000 reduction in the indebtedness outstanding under the Debentures. Such proceeds will be used for general corporate purposes and working capital.


                              RECENT DEVELOPMENTS

      On December 5, 1996, the Company signed a Marketing Agreement with VHA, Inc. ("VHA") pursuant to which VHA agreed to promote and market the Company's outsourcing services in HIM Contract Management, Patient Access, coding and consulting and medical transcription. As compensation for VHA's performance under the Marketing Agreement, the Company agreed to pay VHA a 1.6% commission on revenue generated by VHA and to issue a total of 133,000 shares of restricted Common Stock to VHA. The stock to be awarded to VHA under the Marketing Agreement is to be issued to VHA in amounts based upon VHA's achievement of certain performance goals outlined under the Marketing Agreement relating to the timing and amount of sales revenue generated by VHA.

      In addition to the 18 contract management/outsourcing contracts in place as of September 30, 1996, the Company has signed two additional contracts worth approximately $10.0 million. The contracts are for two and three year terms, respectively. Also, the Company has signed two outsourcing contracts for medical transcription services totaling approximately $2.7 million. One of the contracts has a three year term and the other contract has a term of one year.

      On October 24, 1996, the Company announced the signing of a Letter of Intent with MedPlus, Inc. (Cincinnati, Ohio) to enter into a non-exclusive marketing relationship that would incorporate MedPlus's Chartmaxx Electronic Patient Record System into the Company's patient records department outsourcing service offerings. Under the terms of this non-exclusive agreement, the Company will offer MedPlus's Chartmaxx Electronic Patient Record System to its clients, and MedPlus will make the Company's services available to customers interested in outsourcing services. This relationship is consistent with the Company's plan to create a paperless medical record environment across its client base.

                              SELLING SHAREHOLDERS

      Except as indicated otherwise, the following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 30, 1996 by the shareholders of the Company who are offering securities pursuant to this Prospectus (the "Selling Shareholders").
"Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Shares shown as beneficially owned after the offering assumes that all shares offered hereby by the Selling Shareholder are sold.

THE COMPANY HAS FILED THIS REGISTRATION STATEMENT IN ORDER TO FULFILL ITS CONTRACTUAL OBLIGATIONS UNDER THE TERMS AND CONDITIONS OF DEMAND REGISTRATION RIGHTS PROVIDED TO THE FORMER OWNERS OF TWO SMALL MEDICAL TRANSCRIPTION COMPANIES ACQUIRED BY THE COMPANY IN JUNE 1996, IN STOCK FOR STOCK POOLING TRANSACTIONS. AS PART OF THIS DEMAND REGISTRATION, A SMALL NUMBER OF SHAREHOLDERS WHO PREVIOUSLY HAD BEEN GRANTED FULL PIGGYBACK REGISTRATION RIGHTS (AS PART OF PREVIOUS TRANSACTIONS WITH THE COMPANY) HAVE ELECTED TO HAVE THEIR OTHERWISE RESTRICTED SHARES REGISTERED. AS OF DECEMBER 20, 1996, THE COMPANY HAD INQUIRED OF EACH SELLING SHAREHOLDER WHETHER SUCH SHAREHOLDER HAD THE PRESENT INTENTION TO SELL THE SHARES BEING OFFERED HEREUNDER. AS OF DECEMBER 20, 1996, EACH SELLING SHAREHOLDER INDICATED NO PRESENT INTENTION TO SELL THE SHARES BEING OFFERED HEREUNDER.

                                                          BEFORE THE OFFERING                          AFTER THE OFFERING
                                                       ------------------------                     ------------------------
                                                         NUMBER                      AMOUNT OF         NUMBER
                                                       BENEFICIALLY    PERCENT     SECURITIES TO    BENEFICIALLY    PERCENT
NAME OF BENEFICIAL OWNER                                OWNED/(1)/     OF CLASS      BE OFFERED        OWNED        OF CLASS
------------------------                               ------------    --------    -------------    ------------    --------
Pamela S. Barkell....................................  138,000             *          138,000               0            0%
Steven R. Barkell....................................   92,000             *           92,000               0            0
Linda Greiner........................................   43,903             *           43,903               0            0
Paul Greiner.........................................   43,903             *           43,903               0            0
VHA, Inc.............................................  133,000 /(2)/       *          133,000               0            0
Silicon Valley Bank..................................   25,000 /(3)/       *           25,000               0            0
Wanda Jones and Howard Jones.........................   63,750 /(4)/       *           60,000           3,750            *
Richard M. Lucas Cancer Foundation...................  397,801 /(5)/     2.03         172,850         224,951         1.15
Transylvania University..............................  257,514 /(6)/     1.31         114,400         143,114            *
Alex G. Campbell.....................................  128,757 /(7)/       *           57,200          71,557            *
James Lauritsen......................................  156,000 /(8)/       *          143,000          13,000            *
W.L. Rouse IRA.......................................   28,600 /(9)/       *           28,600               0            0
Brendan Joseph Cassin and Isabel B. Cassin,
  as Co-Trustees for the Cassin Family Trust.........  151,349 /(10)/      *           67,566          83,783            *
B.J. Cassin, Conservator for Robert Cassin...........   65,490 /(11)/      *           39,860          25,630            *
Monmouth College.....................................  214,614 /(12)/    1.10          71,500         143,114            *
St. Mary's College...................................   11,260 /(13)/      *           11,260               0            0
Alexandra Ertola.....................................   22,260 /(13)/      *           11,260          11,000            *
Don Grierson.........................................   22,522 /(14)/      *           22,522               0            0
Paul Joas............................................   94,758 /(14)/      *           22,522          72,236            *
Roy Kirkorian........................................  100,280 /(15)/      *           45,044          55,236            *
RWI Group, LP........................................   67,566 /(16)/      *           67,566               0            0
John Warren Lucas and Genevieve Marie Lucas,
  as Co-Trustees of the Lucas Family Trust...........   22,522 /(14)/      *           22,522               0            0
Noel P. Rahn.........................................   25,897 /(14)/      *           22,522           3,375            *
Nancy Thibodeau......................................   24,260 /(13)/      *           11,260          13,000            *
Greg Vaughn..........................................   11,260 /(13)/      *           11,260               0            0
Gerald Down..........................................   51,260 /(13)/      *           11,260          40,000            *
Charles Thoele.......................................   75,441 /(17)/      *           22,522          52,919            *
George Caldwell......................................  135,289 /(18)/      *           45,044          90,245            *
                                                                                   ----------
     Total...........................................                              1 ,557,346
                                                                                   ==========

---------------
*Less than 1%.

/(1)/ On August 15, 1995, the Company raised $2 million through the private placement of 8% Subordinated Convertible Debentures (the "Debentures"). The Debentures are unsecured and subordinated to all other debt of the Company. The interest rate on the Debentures is 8%, payable semi-annually, and the principal amount is due in full on August 15, 2000. The Debentures are convertible into Common Stock by the holder at any time prior to August 15, 2000, at a rate of 286 shares of Common Stock for each $1,000 in principal amount and are convertible by the Company at any time when the Common Stock trades at $10.50 per share for 30 consecutive trading days. The Company may redeem the Debentures at any time upon 30 to 60 days notice to the holder of a Debenture. On April 30, 1996, the Company granted a warrant to purchase shares of its Common Stock to Silicon Valley Bank, a California-chartered bank (the "Silicon Valley Warrant"), in connection with two credit facilities the Company established with Silicon Valley East, a Division of Silicon Valley Bank. The Silicon Valley Warrant entitles the holder to purchase an aggregate of 25,000 shares of the Company's Common Stock, subject to certain adjustments, at an exercise price of $11.25 per share. The Silicon Valley Warrant expires on April 30, 2001. In addition, on September 5, 1996, the Company sold an aggregate of 522,000 warrants to purchase common stock (the "Warrants") in a private placement (the "Private Placement"). The Warrants expire on September 5,

       2001 and are presently exercisable at an exercise price of $4.44 per share. The Warrants are redeemable by the Company at any time with 30 days written notice. For the purpose of this Prospectus, it is assumed that the holder exercises 100% of the Silicon Valley Warrant or Warrants issued in the Private Placement or converts 100% of the Debentures, as the case may be. "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon 19,468,992 shares outstanding, except for certain parties who hold currently exercisable options to purchase shares. The percentages for those parties who hold currently exercisable options are based upon the sum of 19,468,992 shares plus the number of shares subject to currently exercisable options held by them, as indicated in the following notes.

/(2)/ Represents shares to be sold upon issuance under the Marketing Agreement entered into by and between the Company and VHA pursuant to which VHA agreed to promote and market the Company's outsourcing services in HIM Contract Management, Patient Access, coding and consulting and medical transcription. As compensation for VHA's performance under the Marketing Agreement, the Company agreed to pay VHA a commission on revenue generated by VHA and to issue a total of 133,000 shares of Common Stock to VHA, such stock to be issued to VHA over a three year period in amounts based upon VHA's achievement of certain performance goals relating to the amount of sales revenue generated by VHA. It is assumed all performance goals will have been met, and the Company has issued all 133,000 shares pursuant to the terms of the VHA Marketing Agreement. See "Recent Developments."

 /(3)/ Represents 25,000 shares to be sold upon exercise of the Silicon Valley
       Warrant.

 /(4)/ Includes 3,750 shares subject to outstanding options to purchase Common
       Stock that are exercisable within 60 days issued to Wanda Jones pursuant to the Company's 1992 Stock Option Plan, as amended.

 /(5)/ Includes 50,675 shares to be sold upon exercise of Warrants and 71,500 shares to be sold upon conversion of Debentures. Donald L. Lucas, the chairman of the Board of Directors of the Company, is the trustee of the Richard M. Lucas Cancer Foundation.

 /(6)/ Includes 114,400 shares to be sold upon conversion of Debentures.

 /(7)/ Includes 57,200 shares to be sold upon conversion of Debentures.

 /(8)/ Includes 143,000 shares to be sold upon conversion of Debentures.

 /(9)/ Includes 28,600 shares to be sold upon conversion of Debentures.

/(10)/ Includes 33,783 shares to be sold upon exercise of Warrants.

/(11)/ Includes 28,600 shares to be sold upon conversion of Debentures and 5,360 shares to be issued upon exercise of Warrants.

/(12)/ Includes 71,500 shares to be sold upon conversion of Debentures.

/(13)/ Includes 5,630 shares to be sold upon exercise of Warrants.

/(14)/ Includes 11,261 shares to be sold upon exercise of Warrants.

/(15)/ Includes 22,522 shares to be sold upon exercise of Warrants.

/(16)/ Includes 33,783 shares to be sold upon exercise of Warrants.

/(17)/ Includes 28,000 shares subject to outstanding options to purchase Common
       Stock that are exercisable within 60 days under the Company's 1992 Stock Option Plan, as amended, and 11,261 shares to be sold upon exercise of Warrants. Mr. Thoele serves on the Board of Directors of the Company.

/(18)/ Includes 16,000 shares subject to outstanding options to purchase Common
       Stock that are exercisable within 60 days under the Company's 1992 Stock Option Plan, as amended, and 22,522 shares to be sold upon exercise of Warrants. Mr. Caldwell serves on the Board of Directors of the Company.

                              PLAN OF DISTRIBUTION

      The shares of Common Stock offered hereby for the benefit of the Selling Shareholders represent either (i) shares underlying certain outstanding stock purchase warrants issued to certain Selling Shareholders, (ii) shares underlying the Debentures issued to certain of the Selling Shareholders, (iii) shares to be issued to certain of the Selling Shareholders upon satisfaction of certain vesting requirements and, (iv) shares of Common Stock held by certain of the Selling Shareholders issued in private transactions. See "Selling Shareholders." The Company has agreed to register such shares for resale by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of such shares by the Selling Shareholders. See "Use of Proceeds."

      The Selling Shareholders have advised the Company that they may elect to offer for sale and to sell Common Stock from time to time in one or more transactions through brokers in the over-the-counter market, in private transactions, or otherwise, in each case at market prices prevailing at the time of sale or at prices and terms then obtainable, in block transactions, negotiated transactions, or otherwise. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon market price fluctuations and the manner of sale.

      The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, brokerage commissions or similar fees in amounts which may vary from transaction to transaction. The Selling Shareholders will pay such brokerage commissions and charges, as well as the fees and expenses of any counsel retained by them in connection with this offering. The Company will bear all other expenses in connection with registering the shares offered hereby, which expenses are estimated to total approximately $23,450.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      The Company is authorized to issue up to 30,000,000 shares of Common Stock, $.01 par value per share, and up to 21,000,000 shares of Preferred Stock $.01 par value per share.

COMMON STOCK

      Subject to the rights of any holder of Preferred Stock, each holder of Common Stock is entitled to one vote per share for the election of directors as well as on other matters, to dividends as and when declared by the Company's Board of Directors, and upon liquidation to share in the net assets of the Company pro rata in accordance with his holdings. The Common Stock has no preemptive, redemption, conversion or subscription rights, and all outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

      The Company is authorized to issue up to 21,000,000 shares of $.01 par value Preferred Stock, none of which is outstanding. The Board of Directors has the power, without further action by the shareholders, to divide any and all shares of Preferred Stock into series and to fix and determine the relative rights and preferences of the Preferred Stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidating and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuances of Preferred Stock by the Board of Directors may result in such shares having senior dividend and/or liquidation preferences to the holders of shares of Common Stock and may dilute the voting rights of such holders. Issuances of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting rights of holders of the Common Stock. In addition, the issuance of Preferred Stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the shareholders of the Company. No shares of Preferred Stock have been issued and the Company has no present plans to issue any shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

      The Transfer Agent and Registrar for the Company's Common Stock is SunTrust Bank, Atlanta.


                                 LEGAL MATTERS

      The validity of the Common Stock offered hereby will be passed upon for the Company by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

                                    EXPERTS

      The consolidated financial statements and schedule of Transcend Services, Inc. and subsidiaries, incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

      The financial statements of Medical Transcription of Atlanta, Inc., incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

_______________________________________________________________________________

      No dealer, representative or any other person has been authorized to give information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                               _________________

                               TABLE OF CONTENTS

                               _________________


                                        PAGE
                                        ----
Available Information..................   2
Incorporation of Certain Documents by
 Reference.............................   2
The Company............................   3
Risk Factors...........................   3
Use of Proceeds........................   7
Recent Developments....................   7
Selling Shareholders...................   8
Plan of Distribution...................  11
Description of Capital Stock...........  11
Legal Matters..........................  12
Experts................................  12

________________________________________________________________________________


________________________________________________________________________________


                            TRANSCEND SERVICES, INC.


                                1,557,346 Shares

                                  COMMON STOCK



                                   PROSPECTUS


                                January 2, 1997



                           3353 Peachtree Road, N.E.
                                   Suite 100
                            Atlanta, Georgia 30326
                                (404) 364-8000


                                January 2, 1997

_______________________________________________________________________________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The estimated expenses of issuance and distribution of the Common Stock, other than underwriting discounts, are as follows:

 Securities and Exchange Commission Registration Fee....$ 2,450
 Legal Fees and Expenses................................  7,500
 Accounting Fees and Expenses...........................  5,000
 Printing, Material, and Postage........................  5,000
 Transfer Agent Fees....................................  1,000
 Blue Sky Qualification Fees and Expenses...............    500
 Miscellaneous..........................................  2,000
                                                         ------
    TOTAL...............................................$23,450
                                                         ======


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Bylaws permit it to indemnify a director and officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative (other than an action by or any right of the Company) by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.
These indemnification rights apply if the director or officer acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in a manner which he or she reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

  In addition, under the Bylaws, the Company may indemnify an officer or director who was or is a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was an officer or director of another corporation, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the Company, except no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

  The Company's Bylaws provide that indemnification of the costs and expenses of defending any action is required to be made to any officer or director who is successful (on the merits or otherwise) in defending an action of the type referred to in the immediately preceding paragraphs. Except with regard to the costs and expenses of successfully defending an action as may be ordered by a court, indemnification as described in the previous paragraph is only required to be made to a director or officer if a determination is made that indemnification is proper under the circumstances. Such determination shall be made: (i) by the Company's Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of a majority of shares entitled to vote.

  The Bylaws of the Company further provide for the expenses (including attorneys' fees) incurred by any officer or director in defending a civil or criminal action, suit or proceeding to be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by him or her to repay all amounts so advanced, if it shall ultimately be determined that such officer or director is not entitled to be indemnified by the Company as authorized in the proceeding paragraphs. No security shall be required for such undertaking.

  The Bylaws of the Company also permit the Company to purchase and maintain insurance on behalf of any person who was or is a director or officer of the Company, or is or was serving at the request of the Company as a officer or director of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against the officer or director and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify the director or officer against such liability.

  Limitation of Liability. The Certificate of Incorporation also provides that directors of the Company shall not be liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. This provision would have no effect on the availability of equitable remedies or non-monetary relief, such as an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Company). Further, liability of a director for violations of the federal securities laws will not be limited by this provision.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER     DESCRIPTION OF EXHIBIT
-------    ----------------------

 5         Opinion of Smith, Gambrell & Russell, LLP.

 10.1 Letter Agreement dated December 5, 1996 by and between the Registrant and VHA, Inc.

 10.2 Services Agreement dated December 5, 1996 by and between the Registrant and VHA, Inc.

 23.1      Consent of Arthur Andersen LLP.

 23.2 Consent of Smith, Gambrell & Russell (contained in their opinion filed as Exhibit 5).

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                Provided, however, that the undertakings set forth in paragraphs
                (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 31st day of December, 1996.

                                    Transcend Services, Inc.


                                    By: /s/ Larry G. Gerdes
                                       ----------------------------------------
                                       Larry G. Gerdes
                                       President and Chief Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry G. Gerdes and David W. Murphy and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including a Registration Statement filed under Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURES                  TITLE                           DATE

                             Chairman of the Board of     December   , 1996
---------------------        Directors
Donald L. Lucas






/s/  Larry G. Gerdes         President, Chief             December 31, 1996
--------------------         Executive Officer
Larry G. Gerdes              and Director (Principal
                             Executive Officer)






/s/  David W. Murphy         Chief Financial Officer,     December 31, 1996
--------------------         Secretary and Treasurer
David W. Murphy              (Principal Financial
                             Officer)






/s/  George B. Caldwell      Director                     December 31, 1996
-----------------------
George B. Caldwell





/s/  Walter S. Huff, Jr.     Director                     December 31, 1996
------------------------
Walter S. Huff, Jr.


/s/  Charles E. Thoele       Director                     December 31, 1996
----------------------
Charles E. Thoele

                                 EXHIBIT INDEX


S-K REFERENCE
   NUMBER                      DESCRIPTION                                PAGE
-------------                  -----------                                ----
      5           Opinion of Smith, Gambrell & Russell, LLP.

     10.1 Letter Agreement dated December 5, 1996 by and between the Registrant and VHA, Inc.

     10.2 Services Agreement dated December 5, 1996 by and between the Registrant and VHA, Inc.

     23.1         Consent of Arthur Andersen LLP.